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                                                                  EXHIBIT 15.1

California Energy Company, Inc.
Omaha, Nebraska

   We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of California Energy Company, Inc. for the periods ended March 31, 1994 and 1993, June 30, 1994 and 1993, and September 30, 1994 and 1993, as indicated in our reports dated April 14, 1994, July 15, 1994, and October 19, 1994, respectively; because we did not perform an audit, we expressed no opinion on that information.

   We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994 are being incorporated by reference in this Registration Statement on Form S-3.

   We are also aware that the aforementioned reports, pursuant to Rule 436(C) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ DELOITTE & TOUCHE LLP



DELOITTE & TOUCHE LLP

Omaha, Nebraska
January 18, 1995